Exhibit 99.1

FOR IMMEDIATE RELEASE:

Pediatric Prosthetics Announces Clearing Comments
with the Securities & Exchange Commission on its Form 10-SB Registration Statement

Houston, Texas February 8, 2007 Pediatric Prosthetics Inc.(OTC:PDPR) is pleased to announce that it was notified by the SEC that it cleared all SEC comments on its Form 10-SB Registration Statement on February 6, 2007.

Kenneth Bean, VP Operations stated, " From everything I have gathered, having our Form 10-SB Registration Statement clear comments by the SEC is the primary milestone on the road to full compliance as a fully reporting publicly traded corporation. I hope our shareholders and other interested parties can share in our delight as we move forward.

We plan to file a Form SB-2 Registration Statement almost immediately following this news release. As many of you know, during any "registration process" there is an accompanying 'quiet period' so I would like to take this opportunity to answer some of the questions our shareholders and interested parties have asked me in the past, and also to offer my thoughts about where we are, and some genuinely “forward looking statements” about where we hope to go during the next year or so.

During the last year we generated approximately 35 “new” patients which we expect to re-fit each year for several years to come, as they will continue to outgrow their prostheses. Based upon receipt of the second and third traunch of our financing (an aggregate of $900,000), we expect to ramp up our marketing expenditures at least five fold during calendar year 2007. We believe those expenditures will allow us to fit at least 150 “new” patients over the next 12 months as a result. Assuming our existing patients return for re-fittings, we can expect to generate revenue of approximately $2.5 million and pre-tax earnings of approximately $1,000,000 over the next 12 months, which we plan to reinvest in our marketing plan in subsequent years.

Our business model presupposes our existing patients will return for re-fittings as the years go by. Therefore, if we can retain our existing patient-base over the years, and add to it according to our model, then we can expect our net earnings profile to look like this: 2007=$1mm. 2008=$2mm 2009 =$4mm etc. We have termed this the "annuity effect", but that term is a misnomer and an understatement.

Additionally, I believe that there is an awareness 'tip-over point' where we can become the go-to provider nationally for the pediatric amputee community. Our goal is nothing less than that,. and according to the Amputee Coalition of America there are approximately 1,000 children born here in the U.S. each year with a limb-loss. What may NOT be so obvious is that means there are approximately 12,000 to 15,000 children in the United States today who are candidates for our unique services....this year.

For our shareholders’ sake, we have taken a detour over the last 18 months. Instead of simply plowing ahead with limited capital resources to find and fit as many children as possible...soonest, we chose to expend the capital to bring the company fully reporting and continue to move closer to a listing on the OTC Bulletin Board. We are two very short steps away from accomplishing that goal. In the process, we discovered a financier willing to commit $1.5 million dollars to our efforts. We hope that financier, along with our many other stockholders make a splendid profit for their risks on behalf of our company.

In closing, let me carefully state: While we are relatively small, dollarwise, we believe our potential for percentage growth is darned near limitless.. Welcome aboard, and please call me with any questions. My direct number is (713)-569-3896."

About Pediatric Prosthetics Inc.

Pediatric Prosthetics Inc. is the national provider of specialized pediatric prosthetics for both upper and lower limbs. The Company’s CEO Linda Putback-Bean pioneered fitting state-of-the-art myoelectric upper extremity prostheses for the pediatric niche market. In the absence of a hand or arm, a child's brain still continues sending signals to grasp or open the hand in the residual limb. Myoelectric sensors can read those signals through the skin, (requiring no surgery), and with a computer chip can magnify those signals many fold to actuate a tiny powerful motor to accomplish tasks with the life-like hand. In 2003, Ms. Putback-Bean founded Pediatric Prosthetics to create a comprehensive organization that connects parents and their children with a limb loss, to expert pediatric prosthetic fitting, rehabilitation, and life-long care. As a result, Pediatric Prosthetics hopes to increase the quality of life for patients and their families nationwide. For more information, visit http://www.kidscanplay.com.

All interested parties and shareholders are invited to receive the latest news and information about Pediatric Prosthetics by email, to sign-up, visit: http://otcfn.com/pdpr/email_update.html. Additional information for investors may be found online at http://www.otcfn.com/pdpr.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular when used in the preceding discussion, the words "believes", "expects", "intends", "will", "anticipated" or "may" and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Except for historical information, all of the statements expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties including, without limitation, risks associated with operations, availability of capital on a reasonable term, the effects of government regulations and operations risks, and the risk factors set forth from time to time in the Company's SEC reports, included but not limited to its annual report on Form 10-KSB; its quarterly reports on Forms 10-QSB, and any reports on Form 8-K. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. Pediatric Prosthetics Inc. (Pink Sheets:PDPR) takes no obligation to update or correct forward-looking statements, and also takes no obligation to update or correct information prepared by third parties that is not paid for by the Company. The forward-looking statements contained herein reflect the Company's judgment as of the date of this release, and the Company cautions readers not to place undue reliance on these statements.

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For more information, contact:
At Pediatric Prosthetics Inc.	At OTC Financial Network
Kenneth Bean	Geoffrey Eiten 781-444-6100x 613; geiten@otcfn.com
866-582-0966	or Rick McCaffrey 781-444-6100x625; rick@otcfn.com
1-bean@sbcglobal.net	www.otcfn.com/pdpr
www.kidscanplay.com